Exhibit 99.1

NEWS RELEASE

GEOKINETICS REPORTS SECOND QUARTER 2010

FINANCIAL RESULTS

Backlog increases to $519 million

HOUSTON, TEXAS — August 9, 2010 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the second quarter ended June 30, 2010.

Highlights for the three months ended June 30, 2010:

•                  Second quarter revenues decreased 17.5% to $119.5 million from $144.8 million in the second quarter of 2009.

•                  EBITDA (a non-GAAP financial measurement, defined below) was ($3.8) million, which includes $3.5 million of integration costs related to the PGS Onshore acquisition, compared to $29.8 million in the same period in 2009.

•                  Reported a loss applicable to common stockholders of $39.6 million, or $2.24 per share.

•                  The Company was awarded over $200 million in new projects in South America, North and West Africa, Australia, the Far East and the United States during the quarter.

•                  Backlog increased to $519 million as of June 30, 2010, of which $412 million, or 79%, is for international projects and $107 million, or 21%, is for North American (excluding Mexico) projects.  This compares to $428 million at the end of the first quarter 2010 and $318 million at the end of the second quarter 2009.

Richard F. Miles, President and Chief Executive Officer, stated, “As anticipated, second quarter results were negatively impacted by depressed activity levels, competitive pricing and delays in contract awards.  However, we are clearly seeing signs of an industry turnaround, and results in the second half of this year are expected to improve sequentially in each quarter and into 2011.

“The 13% sequential improvement in our top line was driven by our OBC crew returning to work, increased Multi-Client work in the U.S. and the first full quarter of contribution from the legacy PGS Onshore business.  We secured over $200 million in new awards during the second quarter, which included acquisition projects on land and in transition zone shallow water in North and West Africa, Australia, South America and the Far East, as well as Multi-Client commitments in the Marcellus Shale.  Our worldwide bidding activity remains brisk, which keeps us cautiously optimistic that our backlog will continue to be supported by additional awards in the coming months. Despite scheduling issues that have been caused, and continue to be caused, by delays on some large international projects, we have seen substantial backlog growth and we are beginning to attain visibility into the first half of 2011.

“In North America, we are experiencing some improvement in market dynamics, and our focus continues to be on Multi-Client work in the U.S., which currently offers the best opportunities.  In addition, pricing in North America has started to improve as activity increases.  The combination of higher capacity utilization and improved margins in North America, along with recent and expected international project awards, leads us to anticipate a slow but gradual improvement in the second half of 2010.

“We expect third quarter results to be slightly better sequentially as we are slowly experiencing improved capacity utilization, and we expect improving EBITDA as a result of increasing focus on Multi-Client work in the U.S. Despite the expectation of increasing activity, we are implementing further cost reduction initiatives to help mitigate our currently reduced utilization rates and to help preserve margins and liquidity.

“The integration of PGS Onshore has been relatively smooth and is virtually complete.  Our previously disclosed goal of $10 million in annual synergies remains intact, and we expect to see the positive impact from those cost reductions going forward. Furthermore, approximately 35-45% of our second quarter revenue was generated from legacy PGS Onshore assets.”

Second Quarter 2010 Results

Total revenues in the second quarter of 2010 decreased 17.5% to $119.5 million from $144.8 million in the second quarter of 2009.  The decrease in revenues was primarily attributable to low crew utilization and weak pricing internationally as well as less transition zone and shallow water work in the quarter.  Conversely, revenues in North America rose primarily due to the Multi-Client data library business and the impact of the PGS Onshore acquisition.

Direct operating costs decreased slightly to $102.4 million in the second quarter of 2010 from $102.5 million in the second quarter of 2009, mainly due to less activity, but offset somewhat by higher idle costs as the Company prepares for new work, both in the U.S. and internationally.

G&A expenses increased 66% to $20.9 million during the quarter when compared to the second quarter of 2009.   The majority of the increase can be attributed to integration costs associated with the PGS Onshore acquisition and implementation costs for the Company’s new enterprise-wide system to improve bidding, cost tracking, project management, and financial and operational reporting.  These costs are expected to be reduced substantially going forward as part of our cost reduction plans.

EBITDA (as defined below) for the second quarter of 2010 was ($3.8) million, which includes $3.5 million of integration costs related to the PGS Onshore acquisition, compared to $29.8 million in the second quarter of 2009.

Depreciation and amortization expense rose by 91% year-over-year to $24.6 million during the quarter, and reflects increases resulting from the addition of the PGS assets and their ensuing write-up and $6.1 million of amortization expense related to the Company’s multi-client business in the U.S.

The Company reported a loss applicable to common stockholders of $39.6 million, or $2.24 per share, in the second quarter of 2010 compared to a loss (as restated) applicable to common stockholders of $3.2 million, or $0.30 per diluted share, for the same quarter in 2009.  Despite the reported loss before taxes, the Company incurred a tax expense of $1.9 million, primarily related to the Company’s international operations.

Selected Second Quarter Segment Data

(All data in millions, except gross margin percentages)

Three Months Ended June 30, 2010:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$40.3	$76.8	$2.4	$119.5
Direct Operating Costs	$30.1	$69.9	$2.4	$102.4
Gross Margin %	25%	9%	0%	14%

Three Months Ended June 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$18.1	$124.2	$2.5	$144.8
Direct Operating Costs	$14.7	$85.6	$2.2	$102.5
Gross Margin %	19%	31%	12%	29%

Selected Six Month Segment Data

(All data in millions, except gross margin percentages)

Six Months Ended June 30, 2010:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$78.4	$142.1	$4.8	$225.3
Direct Operating Costs	$56.7	$124.7	$4.9	$186.3
Gross Margin %	28%	12%	-2%	17%

Six Months Ended June 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$54.0	$232.5	$5.3	$291.8
Direct Operating Costs	$43.1	$163.2	$4.4	$210.7
Gross Margin %	20%	30%	17%	28%

Second Quarter Operations Review and Third Quarter 2010 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the second quarter of 2010 and the operational expectations for the third quarter of 2010.

International

Latin America — Operated two to three crews during the second quarter, with an average of two and a half crews operating in Brazil, Mexico and Trinidad.  The Company expects to operate four to six crews during the third quarter, with an average of five crews operating in Brazil, Mexico, Peru and Trinidad.

EAME — Operated two to three crews during the second quarter, with an average of three crews operating in Angola, Cameroon, Gabon and Libya.  The Company expects to operate three to six crews in the third quarter, with an average of four crews operating in Algeria, Angola, Cameroon, Gabon and Libya.

Australasia / Far East — Operated one to two crews during the second quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.  The Company expects to operate one to four crews in the third quarter, with an average of two crews operating in Australia, Indonesia and Malaysia.

North America

United States — Operated five to seven crews during the second quarter for an average of six crews.  The Company expects to operate seven crews in the third quarter for an average of seven crews.

The Company continues to expand its Multi-Client data library through ongoing projects in the Marcellus and Haynesville shale plays and expects to maintain as many as four crews on Multi-Client projects for portions of the third quarter.

Canada — Operated no crews during the second quarter during the spring thawing season.  The Company expects to operate one crew in Canada in the third quarter during the summer season for an average of one crew.

Backlog

Backlog increased by approximately $91 million during the second quarter to $519 million as of June 30, 2010 compared to $428 million as of March 31, 2010 and $318 million as of June 30, 2009.  Of the current backlog, approximately $412 million, or 79%, is for international business (excluding Canada) with the remaining $107 million, or 21%, for North America, of which $91 million is attributable to the United States.   Of the Company’s international backlog, approximately $168 million, or 41%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $136 million of the international backlog, or 33%, is in shallow water transition zones and OBC environments.

Capital Expenditures

Capital expenditures for 2010 are currently estimated at approximately $45.2 million, a slight increase from $38.8 million of capital expenditures in 2009.  Investments will primarily be targeted toward expansion of the Company’s shallow water capabilities, expansion of international operations upon the receipt of contract awards and maintenance capital.  In addition, 2010 Multi-Client data library investments are anticipated to be approximately $51.5 million and include Multi-Client investments related to PGS Onshore’s business as well as expansion of the Company’s existing Multi-Client data library interests.  All of these Multi-Client investments have pre-funding levels in excess of 90% of their expected cash costs.  Overall the Company has reduced estimates for 2010 capital expenditures and Multi-Client data library investments by a combined $35.7 million, or 27%, relative to the prior quarter’s expectations.   The reduced estimates are a result of delays in project starts, operational efficiencies resulting in reduced acquisition costs on Multi-Client projects and the Company’s cash conservation efforts.

Cash and Liquidity

Cash, cash equivalents and restricted cash totaled $42.9 million as of June 30, 2010, of which $2.1 million was restricted cash.  During the quarter the Company amended its revolving credit facility to, among other things, amend the covenant levels for the June 30 and September 30, 2010 measurement dates to provide greater flexibility and to reduce the maximum amount to be borrowed from $50 million to $40 million.  As of June 30, 2010, the Company was in compliance with these covenants.  Based on the Company’s current forecast, despite improving activity levels, the Company believes that it is likely that it will not be able to maintain the covenants required at the September 30, 2010 measurement date, and possibly beyond.  The Company is expecting to utilize this facility to fund capital expenditures and crew mobilizations.  If the Company is unable to remedy this situation, it may be forced to delay capital expenditures and/or decline opportunities for new work that requires significant working capital.  As such, the Company is currently in discussions to amend the facility or receive a waiver to address this situation.  There can be no assurance that the Company will be successful in doing so on commercially reasonable terms, if at all.

Financial Restatements

On August 4, 2010, the Company’s management made the determination that certain warrants issued by the Company in July 2008, and the embedded derivative portion of the Company’s Series B-1 and B-2 Convertible Preferred Stock, should be reclassified as derivative liabilities as a result of their containing an anti-dilution (down-round) price protection feature.  As a result, the Company’s financial statements were restated for the year 2009 (which included restatements to each quarter in 2009), as well as for the first quarter of 2010.  The restated financial statements account for the reclassification of these derivative liabilities from mezzanine equity and stockholders’ equity to a derivative liability and for changes in the fair value of these derivatives in the statement of operations from January 1, 2009 onward.  The restatement does not result in a change in the Company’s previously reported cash, EBITDA (as defined below) or results from operations shown in its impacted financial statements.  Amended financial statements were filed with the Securities and Exchange Commission on August 9, 2010.

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Tuesday, August 10, 2010, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (480) 629-9819 for international callers, and (877) 941-8631 for domestic callers a few minutes before the call begins and ask for the Geokinetics conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 24, 2010.  To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, in both cases using pass code 4331115#.

The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-840-3377 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to our international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Revenue:
Seismic acquisition	$142,367	$104,556	$286,459	$201,701
Multi-client	—	12,635	—	18,753
Data processing	2,473	2,357	5,300	4,842
Total revenue	144,840	119,548	291,759	225,296
Expenses:
Seismic acquisition and multi-client	100,250	99,977	206,307	181,381
Data processing	2,233	2,390	4,410	4,870
Depreciation and amortization	12,867	24,614	25,363	44,202
General and administrative	12,604	20,948	25,907	41,041
Total Expenses	127,954	147,929	261,987	271,494
(Loss) gain on disposal of property and equipment	(543)	(658)	(736)	(1,049)
Income (loss) from operations	16,343	(29,039)	29,036	(47,247)
Other income (expenses):
Interest income	52	784	186	952
Interest expense	(1,669)	(9,798)	(3,280)	(19,971)
Loss on early redemption of debt	—	—	—	(2,517)
Gain (loss) from change in fair value of derivative liabilities	(4,159)	3,715	(4,629)	4,822
Foreign exchange gain (loss)	203	(1,768)	129	(819)
Other, net	47	186	97	546
Total other expenses, net	(5,526)	(6,881)	(7,497)	(16,987)
Income (loss) before income taxes	10,817	(35,920)	21,539	(64,234)
Provision for income taxes	11,593	1,869	16,799	2,314
Net income (loss)	(776)	(37,789)	4,740	(66,548)
Returns to preferred stockholders:
Dividend and accretion costs	(2,419)	(1,816)	(4,798)	(4,208)
Income (loss) applicable to common stockholders	$(3,195)	$(39,605)	$(58)	$(70,756)

For Basic and Diluted Shares:
Income (loss) per common share	$(0.30)	$(2.24)	$(0.01)	$(4.12)
Weighted average common shares outstanding	10,579	17,679	10,576	17,154

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	June 30,
	2009	2010
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,176	$40,814
Restricted cash	121,837	2,065
Accounts receivable, net of allowance for doubtful accounts of $1,167 at December 31, 2009 and $5,335 at June 30, 2010	143,944	153,610
Deferred costs	14,364	15,720
Prepaid expenses and other current assets	10,488	21,781
Total current assets	300,809	233,990
Property and equipment, net	187,833	282,857
Restricted cash to be used for PGS Onshore acquisition	183,920	—
Goodwill	73,414	126,988
Multi-client data library, net	6,602	39,392
Deferred financing costs, net	10,819	11,038
Other assets, net	8,293	17,636
Total assets	$771,690	$711,901

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$68,256	$1,503
Accounts payable	55,390	66,213
Accrued liabilities	61,814	63,454
Deferred revenue	14,081	35,645
Income taxes payable	15,335	12,093
Total current liabilities	214,876	178,908
Long-term debt and capital lease obligations, net of current portion	296,601	305,456
Deferred income tax	6,486	21,380
Other long-term liabilities	—	1,122
Mandatorily redeemable preferred stock	32,104	32,220
Derivative liabilities	9,317	4,861
Total liabilities	559,384	543,947

Commitments & Contingencies

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 290,197 shares issued and outstanding as of December 31, 2009 and 304,517 shares issued and outstanding as of June 30, 2010	66,976	70,815
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized,15,578,528 shares issued and 15,296,839 shares outstanding as of December 31, 2009 and 18,156,335 shares issued and 17,696,113 shares outstanding as of June 30, 2010	156	179
Additional paid-in capital	215,859	234,193
Accumulated deficit	(70,705)	(137,253)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	145,330	97,139
Total liabilities, mezzanine and stockholders’ equity	$771,690	$711,901

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2010
OPERATING ACTIVITIES
Net income (loss)	$4,740	$(66,548)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,363	44,202
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	256	4,540
Stock-based compensation	876	1,421
Loss on sale of assets and insurance claims	736	1,049
(Gain) loss from change in fair value of derivative liabilities	4,629	(4,822)
Changes in operating assets and liabilities:
Restricted cash	8,046	(111)
Accounts receivable	(25,925)	54,590
Prepaid expenses and other assets	9,926	(4,709)
Accounts payable	(4,235)	(6,901)
Accrued and other liabilities	21,270	(10,255)
Net cash provided by operating activities	45,682	12,456
INVESTING ACTIVITIES
Investment in multi-client data library	(5,071)	(15,825)
Acquisition, net of cash acquired	—	(180,832)
Proceeds from disposal of property and equipment and insurance claims	604	95
Purchases of property and equipment	(17,763)	(24,938)
Purchase of other assets	—	(3,295)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Net cash (used in) provided by investing activities	(22,230)	79,008
FINANCING ACTIVITIES
Proceeds from borrowings	83,535	9,000
Stock issuance costs	(35)	(92)
Proceeds from stock issuance	—	1,806
Payments of debt issuance costs	—	(2,481)
Payments on capital lease obligations and vendor financings	(21,560)	(24,195)
Payments on debt	(78,023)	(44,864)
Net cash provided by (used in) financing activities	(16,083)	(60,826)
Net increase in cash	7,369	30,638
Cash at beginning of period	13,341	10,176
Cash at end of period	$20,710	$40,814

Supplemental disclosures related to cash flows:
Interest paid	$3,280	$15,274
Taxes paid	$3,136	$8,408
Purchase of equipment under capital lease and vendor financing obligations	$2,837	$—
Capitalized depreciation on multi-client data library	$—	$642

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including derivative liabilities’ fair value gains/losses, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months
	Ended June 30,
	2010	2009
Net Loss (Income) Applicable to Common Stockholders	$(39,605)	(3,195)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	1,816	2,419
Net (Loss) Income	(37,789)	(776)
Income Tax Expense	1,869	11,593
Interest Expense, net (including Bridge Loan Commitment Fees)	9,014	1,617
Other Expense (Income) (as defined above)	(1,475)	4,452
Depreciation and Amortization	24,614	12,867
EBITDA	$(3,767)	29,753

	For the Six Months
	Ended June 30,
	2010	2009
Net Loss (Income) Applicable to Common Stockholders	$(70,756)	(58)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	4,208	4,798
Net (Loss) Income	(66,548)	4,740
Income Tax Expense	2,314	16,799
Interest Expense, net (including Bridge Loan Commitment Fees)	19,019	3,094
Other Expense (Income) (as defined above)	(983)	5,139
Depreciation and Amortization	44,202	25,363
EBITDA	$(1,996)	55,135

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